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Exhibit (a)(1)(A)

        ANGLOGOLD ASHANTI HOLDINGS PLC

OFFER TO PURCHASE FOR CASH ANY AND ALL OF THE OUTSTANDING
3.50% GUARANTEED CONVERTIBLE BONDS DUE 2014 OF

ANGLOGOLD ASHANTI HOLDINGS FINANCE PLC
(CUSIP/ISIN Numbers 03512QAA5/US03512QAA58 (144A) and G03791AA1/XS0430548056 (REG S))

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 21, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). SECURITIES TENDERED MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

        We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase"), any and all of the 3.50% Guaranteed Convertible Bonds due 2014 (the "Bonds") of AngloGold Ashanti Holdings Finance plc (the "Issuer"). The Bonds are guaranteed by AngloGold Ashanti Limited ("AngloGold Ashanti"). Our offer to purchase the Bonds, and the terms and conditions of this Offer to Purchase, are referred to herein, collectively, as the "Offer."

        Upon the terms and subject to the conditions of the Offer, holders of Bonds who validly tender and do not validly withdraw their Bonds prior to the Expiration Time, will receive, for each $1,000 principal amount of such Bonds, a cash purchase price (the "Purchase Price") equal to $1,015. In addition, holders will receive, in respect of their Bonds that are accepted for purchase, accrued and unpaid interest on such Bonds up to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Principal Amount of Bonds; Price."

Title of Security	ISIN	CUSIP	Principal Amount Outstanding		Purchase Price(1)
3.50% Guaranteed Convertible Bonds due 2014	US03512QAA58/ XS0430548056	03512QAA5/ G03791AA1	U.S.$	732,500,000	U.S.$	1,015

(1)
Per U.S.$1,000 in principal amount of Bonds accepted for purchase.

        Upon the terms and subject to the conditions of the Offer, all Bonds validly tendered in the Offer and not validly withdrawn prior to the Expiration Time will be accepted for purchase in the Offer. We are not providing procedures for tenders of Bonds to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC, Euroclear or Clearstream, as applicable, on or prior to the Expiration Time. If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Bonds on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will not be accepted.

        The Offer is not conditioned on any minimum aggregate principal amount of Bonds being tendered. The Offer is, however, subject to the conditions discussed under "The Offer—Conditions of the Offer," including a Financing Condition (as defined herein).

        As of July 25, 2013, there was $732,500,000 aggregate principal amount of Bonds outstanding. The principal market on which the Bonds are traded is the Singapore Exchange Securities Trading Limited but there is no established reporting system for the Bonds. The Bonds are convertible into American Depositary Shares of AngloGold Ashanti (the "ADS"). The ADS are listed on the New York Stock Exchange under the symbol "AU." On July 24, 2013, the last reported sale price of the ADS on the New York Stock Exchange was $13.74 per ADS.

        See "Risk Factors and Other Considerations" beginning on page 8 for a discussion of factors you should consider in evaluating this Offer.

        NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.

Offer to Purchase dated July 25, 2013.

 IMPORTANT INFORMATION

        This Offer to Purchase and the documents incorporated by reference herein contain important information which should be read carefully before any decision is made with respect to a tender of Bonds pursuant to the Offer. Each holder is recommended to seek its own financial and legal advice, including as to any tax consequences, from its stockbroker, bank manager, attorney, accountant or other independent financial or legal adviser. Any individual or company whose Bonds are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to tender Bonds in the Offer.

        References in this Offer to Purchase to "the Company," "we," "us" and "our" refer to AngloGold Ashanti Holdings plc, unless the context indicates otherwise.

        Unless the context otherwise requires, all references in this Offer to Purchase to a holder or holder of the Bonds include:

        (a)   each person who is shown in the records of The Depository Trust Company ("DTC") and Euroclear Bank S.A./N.V. ("Euroclear"), Clearstream Banking, société anonyme ("Clearstream", and, together with DTC and Euroclear, the "Clearing Systems" and each a "Clearing System") as a holder of the Bonds (also referred to as "Direct Participants" and each a "Direct Participant");

        (b)   any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Bonds; and

        (c)   each beneficial owner of Bonds holding such Bonds, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner's behalf,

        except that for the purposes of any payment to a holder pursuant to the Offer of the Purchase Price and any accrued interest, to the extent the beneficial owner of the relevant Bonds is not a Direct Participant, such payment will only be made by the relevant Clearing System to the relevant Direct Participant and the making of such payment by or on behalf of the Company to the relevant Clearing System will satisfy the obligations of the Company in respect of the purchase and payment of such Bonds.

        If you hold Bonds through DTC and decide to tender Bonds pursuant to the Offer, you must arrange for a Direct Participant to electronically transmit an electronic tender instruction (a "DTC Tender Instruction") through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible (holders are not required to submit a letter of transmittal to tender their Bonds pursuant to the Offer).

        If you hold Bonds through either Euroclear or Clearstream and decide to tender Bonds pursuant to the Offer, you must arrange for the relevant accountholder to submit an electronic tender and blocking instruction or similar form of notice to be sent to accountholders by each of Euroclear and Clearstream on or about the date of this Offer to Purchase informing accountholders of the procedures to be followed in order to participate in the Offer (each a "Euroclear or Clearstream Tender Instruction" and, together with the DTC Tender Instructions, the "Tender Instructions" and each a "Tender Instruction").

        If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender or withdraw Bonds on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will not be accepted. The deadlines set by any such intermediary and the relevant Clearing System for the submission of Tender Instructions will be earlier than the relevant deadlines specified in this Offer to Purchase.

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        Notwithstanding any other provision of the Offer, our obligation to purchase, and to pay the Purchase Price for any Bonds validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under "The Offer—Conditions of the Offer."

        Global Bondholder Services Corporation is acting as the depositary and information agent for the Offer (the "Depositary and Information Agent"). You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase, to the Depositary and Information Agent, and you may also direct questions regarding the Offer to Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as the dealer managers for the Offer (collectively, the "Dealer Managers"), at their respective addresses and telephone numbers listed on the back cover to this Offer to Purchase. See "Dealer Managers and Depositary and Information Agent."

        Subject to applicable law (including Rule 13e-4(d)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs or the affairs of any of our subsidiaries since the date hereof.

        None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) is providing holders with any legal, business, tax or other advice in this Offer to Purchase, or is making any recommendation to any holder of Bonds as to whether or not to tender any Bonds. None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent. Holders should consult with their own advisers as needed to assist them in making an investment decision and to advise them whether they are legally permitted to tender Bonds for cash.

        Each holder is solely responsible for making its own independent appraisal of all matters as such holder deems appropriate (including those relating to the Offer and Offer to Purchase) and each holder must make its own decision as to whether to tender any or all of its Bonds for purchase pursuant to the Offer. Accordingly, each person receiving this Offer to Purchase acknowledges that such person has not relied upon us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) in connection with its decision as to whether to participate in the Offer. Each such person must make its own analysis and investigations regarding the Offer, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it. If such person is in any doubt about any aspect of the Offer and/or the action it should take, including in respect of any tax consequences, it should consult its professional advisers.

        The Company and certain of its affiliates also reserve the right, subject to applicable laws, at any time or from time to time following completion or cancellation of the Offer, to purchase or exchange or offer to purchase or exchange Bond or to issue an invitation to submit offers to sell Bonds, in each case on terms that may be more or less favorable than those contemplated by the Offer. Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Purchase and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

        All references in this Offer to Purchase to "U.S. dollars", "USD" and "U.S.$" refer to the currency of the United States of America.

        As used in this Offer to Purchase, "business day" means any day (other than a Saturday, Sunday or a public holiday) on which commercial banks and foreign exchange markets are open for business in New York City.

WHERE YOU CAN FIND MORE INFORMATION

        The Company is incorporating by reference in this Offer to Purchase some of the information that AngloGold Ashanti and the Company file with the SEC. Copies of AngloGold Ashanti's and the Company's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Washington, D.C. For further information on the SEC's Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically, including AngloGold Ashanti, the Issuer and the Company. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        Information about AngloGold Ashanti is also available at its Internet site at http://www.anglogold.com. The information available on AngloGold Ashanti's website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed by AngloGold Ashanti or by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

  •
  Annual Report on Form 20-F for the year ended December 31, 2012 filed with the SEC by AngloGold Ashanti on April 26, 2013 ("2012 Form 20-F");

  •
  Form 6-K filed with the SEC by AngloGold Ashanti on July 2, 2013 containing unaudited condensed consolidated financial information as of March 31, 2013;

  •
  the sections titled "Risk Factors," "Recent Developments" and "Strategy" in the Preliminary Prospectus Supplement filed with the SEC by the Company on July 15, 2013; and

  •
  any filings made by AngloGold Ashanti with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as any Form 6-K furnished to the SEC, but only to the extent such Form 6-K expressly states that it is (i) filed (and not furnished) with the SEC and (ii) incorporated by reference into this Offer to Purchase, on or after the date of this Offer to Purchase and before the Expiration Time.

        Any statement contained in a document incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequent filing under

Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any filing or portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

        You may obtain any document incorporated herein by reference by contacting the SEC as described above under "Where You Can Find More Information" or by contacting us at AngloGold Ashanti North America Inc., 6300 South Syracuse Way, Suite 500, Centennial, CO 80111, (303) 889-0753, Attention: Wayne Chancellor (email: WChancellor@AngloGoldAshantiNA.com). We will provide copies of the documents incorporated by reference, without charge, upon written or oral request.

        We have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

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 INDICATIVE TIMETABLE

        This is an indicative timetable showing one possible outcome for the timing of the Offer based on the dates in this Offer to Purchase. This timetable is subject to change and dates and times may be extended or amended by us in accordance with the terms of the Offer as described in this Offer to Purchase. Accordingly, the actual timetable may differ from the timetable below.

Date and Time	Action
July 25, 2013	Launch Date
Offer announced and Offer to Purchase available from the Depositary and Information Agent.
August 21, 2013, 11:59 p.m., New York City time	Withdrawal Deadline

Deadline for holders to validly withdraw tenders of Bonds. If tenders are validly withdrawn, the holder will no longer be eligible to receive the Purchase Price and any accrued interest on the settlement date of the Offer (unless the holder validly retenders such Bonds on or prior to the Expiration Time).
August 21, 2013, 11:59 p.m., New York City time	Expiration Time

Deadline for receipt of all Tender Instructions by the Depositary and Information Agent in order for holders to be able to participate in the Offer and to be eligible to receive the Purchase Price and any accrued interest on the settlement date of the Offer.
August 22, 2013	Announcement of Results of the Offer
We expect to announce the final aggregate principal amount of the Bonds accepted for purchase.
August 23, 2013	Settlement Date
Expected settlement date for Bonds validly tendered and accepted by us. Payment of the Purchase Price and any accrued interest in respect of such Bonds.

        Subject to applicable securities laws and the terms set within this Offer to Purchase, we expressly reserve the right, with respect to any or all of the Bonds, (i) to waive or modify in whole or in part any and all conditions to the Offer, (ii) to extend the Expiration Time and the settlement date of the Offer, (iii) to modify or terminate the Offer or (iv) to otherwise amend the Offer in any respect. In the event that the Offer is terminated or otherwise not completed, the Purchase Price relating to the Bonds subject to the Offer will not be paid or become payable, without regard to whether holders have validly tendered their Bonds (in which case such tendered Bonds will be promptly returned to the holders).

        Announcements in connection with the Offer will be made by the issue of a press release through the relevant Reuters International Insider Screen and the Singapore Exchange Securities Trading Limited and by the delivery of notices to the relevant Clearing System for communication to Direct Participants. Copies of all such announcements, press releases and notices will also be available from the Depositary and Information Agent, the contact details for whom are on the last page of this Offer to Purchase. Delays may be experienced where notices are delivered to the relevant Clearing System and holders are urged to contact the Depositary and Information Agent for the relevant announcements relating to the Offer. In addition, holders may contact the Dealer Managers for information using the contact details on the last page of this Offer to Purchase.

        Holders are advised to check with any bank, securities broker or other intermediary through which they hold Bonds when such intermediary would require to receive instructions from a holder in order for that holder to be able to participate in, or withdraw their instruction to participate in, the Offer before the deadlines specified above. The deadlines set by any such intermediary and each Clearing System for the submission of Tender Instructions will be earlier than the relevant deadlines specified above. See "The Offer—Procedures for Tendering the Bonds."

 SUMMARY TERMS OF THE OFFER

        This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether or not to tender your Bonds. You should read the Offer to Purchase in its entirety before making your decision to tender your Bonds. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is making the Offer?

        AngloGold Ashanti Holdings plc, a subsidiary of the guarantor of the Bonds, is making the Offer. The Issuer is a wholly owned subsidiary of AngloGold Ashanti Holdings plc.

Why is the Company making the Offer?

        The principal purpose of the Offer is to refinance the Bonds using the net proceeds of one or more financing transactions. On July 15, 2013, the Company announced an offering of notes (the "New Notes Offering") by filing a preliminary prospectus supplement with the SEC. All or a portion of the proceeds from that offering may be used to pay some or all of the Purchase Price for the Offer. See "Purpose, Effects and Plans—Purpose of the Offer." This Offer to Purchase does not constitute an offer with respect to the New Notes Offering.

What are the securities being sought in the Offer and what is the purchase price?

        We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the 3.50% Guaranteed Convertible Bonds due 2014 of the Issuer, which is our wholly owned subsidiary. Upon the terms and subject to the conditions of the Offer, holders of Bonds who validly tender and do not validly withdraw their Bonds prior to the Expiration Time, will receive, for each $1,000 of such Bonds, a cash Purchase Price equal to $1,015. In addition, holders will receive, in respect of their Bonds that are accepted for purchase, accrued and unpaid interest on such Bonds up to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Principal Amount of Bonds; Price."

        As of July 25, 2013, there was $732,500,000 aggregate principal amount of Bonds outstanding. The principal market on which the Bonds are traded is the Singapore Exchange Securities Trading Limited but there is no established reporting system for the Bonds. The Bonds are convertible into American Depositary Shares of AngloGold Ashanti (the "ADS"). The ADS are listed on the New York Stock Exchange under the symbol "AU." On July 24, 2013, the last reported sale price of the ADS on the New York Stock Exchange was $13.74 per ADS.

Will I receive interest on my Bonds purchased pursuant to the Offer?

        Yes. Holders will receive, in respect of their Bonds that are accepted for purchase, accrued and unpaid interest on such Bonds up to, but excluding, the settlement date of the Offer.

How and when will I be paid?

        If your Bonds are accepted for purchase in the Offer, you will be paid the Purchase Price and the accrued and unpaid interest payable, in cash promptly after the Expiration Time. Payment will be made in U.S. dollars to an account designated by the Depositary and Information Agent, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. Settlement is expected to occur on August 23, 2013. See "The Offer—Purchase of the Bonds; Payment of Purchase Price."

How many Bonds will the Company purchase in all?

        Upon the terms and subject to the conditions of the Offer, we will purchase any and all of the outstanding Bonds validly tendered and not validly withdrawn prior to the Expiration Time. See "The Offer—Principal Amount of Bonds; Price."

Is the Offer subject to any minimum tender or other conditions?

        Our obligation to purchase Bonds validly tendered and not validly withdrawn in the Offer is not subject to any minimum tender condition. The Offer is, however, subject to the satisfaction or waiver of certain other conditions, including the completion of one or more financing transactions that result in net proceeds to us in an amount that is no less than the amount required to purchase all of the Bonds pursuant to the Offer on terms reasonably satisfactory to us (the "Financing Condition"). The Offer is also subject to additional general conditions discussed under "The Offer—Conditions of the Offer." We expressly reserve the right, at any time or at various times, to waive any of the conditions to the Offer, in whole or in part.

Will all of the Bonds I validly tender in the Offer, and do not validly withdraw, be purchased?

        Yes. Upon the terms and subject to the conditions of the Offer, we will purchase all of the Bonds that you validly tender pursuant to the Offer and do not validly withdraw.

May I tender only a portion of the Bonds that I own?

        Yes. You do not have to tender all of the Bonds that you own to participate in the Offer. However, Bonds must be tendered in denominations of $100,000 or in integral multiples of $100,000 in excess thereof, except for Bonds of CUSIP No. 03512QAA5 which may be tendered in denominations of $1,000 or in integral multiples of $1,000 in excess thereof. If you hold an amount of Bonds which is not a multiple of $100,000 you should contact the Depositary and Information Agent.

How long do I have to tender my Bonds in the Offer?

        You have to validly tender and not properly withdraw your Bonds prior to the Expiration Time in order to be eligible to receive the Purchase Price. However, if you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Bonds on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will not be accepted. See "The Offer—Principal Amount of Bonds; Price," "The Offer—Procedures for Tendering Bonds" and "The Offer—Extension of the Offer; Termination; Amendment."

Under what circumstances can the Offer be extended, amended or terminated?

        Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Time. We may terminate the Offer if conditions described under "The Offer—Conditions of the Offer" fail to be satisfied. If the Offer is terminated, no Bonds will be accepted for purchase and any Bonds that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see "The Offer—Extension of the Offer; Termination; Amendment."

How will I be notified if the Offer is extended, amended or terminated?

        Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary and Information Agent followed by public announcement. Such announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time. See "The Offer—Extension of the Offer; Termination; Amendment."

How do I participate in the Offer?

        You may tender your Bonds by following the procedures described under "The Offer—Procedures for Tendering the Bonds."

What must I do to participate if my Bonds are held of record by a broker, dealer, commercial bank, trust company or other nominee?

        If you wish to tender your Bonds and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Bonds on your behalf. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

        Should you have any questions as to the procedures for tendering your Bonds, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Depositary and Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

        If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Time in order for such entity to tender Bonds on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will not be accepted.

        See "The Offer—Procedures for Tendering the Bonds."

Once I have tendered Bonds, can I change my mind?

        You may withdraw previously tendered Bonds at any time prior to the Expiration Time.

        To withdraw Bonds previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must comply with the procedures of DTC, Euroclear or Clearstream, as applicable. Holders should note that deadlines set by DTC, Euroclear and Clearstream for the submission and withdrawal of Tender Instructions may be earlier than the relevant deadline specified in this Offer to Purchase. See "The Offer—Withdrawal of Tenders."

How will participation in the Offer affect my rights with respect to the Bonds?

        If your Bonds are tendered and accepted in the Offer, you will receive the Purchase Price, together with accrued and unpaid interest with respect to the Bonds so tendered, up to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Bonds. See "Purpose, Effects and Plans—Material Differences in the Rights of Holders of the Bonds as a Result of the Offer."

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Bonds be affected?

        The rights and obligations under the Bonds that remain outstanding after settlement of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Bonds does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Bonds may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Bonds. See "Purpose, Effects and Plans—Material Differences in the Rights of Holders of the Bonds as a Result of the Offer" and "Purpose, Effects and Plans—Effects of the Offer on the Market for Bonds."

Will I have to pay brokerage commissions or transfer taxes if I tender my Bonds in the Offer?

        A registered holder of Bonds that tenders its Bonds directly to the Depositary and Information Agent and who does not give instructions for payment to be made or delivered, or unpurchased Bonds to be issued or delivered, to another person will not need to pay any brokerage commissions to us or the Depositary and Information Agent or transfer taxes. If you hold Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should ask your broker, dealer, commercial bank, trust company or other nominee whether you will be charged a fee by it to tender your Bonds. See "The Offer—Procedures for Tendering the Bonds," "The Offer—Purchase of the Bonds; Payment of Purchase Price" and "The Offer—Brokerage Commissions."

What are the tax consequences of tendering my Bonds?

        U.S. Holders of Bonds will generally be subject to U.S. Federal income taxation upon the receipt of cash from us as payment for the Bonds tendered in the Offer. See "Material United States Federal Income Tax Consequences." Holders other than U.S. Holders should consult their own tax advisors with respect to the tax consequences of tendering bonds in their particular circumstances.

Is anyone making a recommendation regarding whether I should participate in the Offer?

        None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary or the Information Agent (or any of their respective directors, employees or affiliates) makes any recommendation to any holder of Bonds as to whether or not to tender any Bonds. None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent.

        Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, in its entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

How will the Company pay for the Bonds?

        We would need approximately $743. 5 million, plus interest accrued to, but not including, the date of settlement, to purchase all of the Bonds outstanding as of July 25, 2013. We intend to use the net proceeds from one or more financing transactions, including the Company's New Notes Offering, to pay for all Bonds that we purchase in the Offer. The Offer is subject to the Financing Condition. See "The Offer—Conditions of the Offer" and "—Source and Amount of Funds."

Who can I talk to if I have questions about the Offer?

        Global Bondholder Services Corporation is acting as the Depositary and Information Agent for the Offer and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as the Dealer Managers for the Offer. You may call the Depositary and Information Agent or the Dealer Managers if you have any questions about the Offer. See "Dealer Managers and Depositary and Information Agent" and the back cover of this Offer to Purchase for further information.

 FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated into this Offer to Purchase, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs and other operating results, return on equity, productivity improvements, growth prospects and outlook of AngloGold Ashanti's operations, individually or in the aggregate, including the achievement of project milestones, the completion and commencement of commercial operations of certain of AngloGold Ashanti's exploration and production projects and the completion of acquisitions and dispositions, our and AngloGold Ashanti's liquidity and capital resources, results of financing transactions and capital expenditures and the outcome and consequence of any potential or pending litigation or regulatory proceedings or environmental issues, are forward-looking statements regarding the Company's and AngloGold Ashanti's operations, economic performance and financial condition.

        These forward-looking statements or forecasts involve known and unknown risks, uncertainties and other factors that may cause the Company's or AngloGold Ashanti's actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although the Company and AngloGold Ashanti believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results and forecasts could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic, social and political and market conditions, success of business and operating initiative, changes in the regulatory environment and other government actions, including environmental approval, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings and business and operational risk management and other factors as determined in "Risk factors" in the Company's Preliminary Prospectus Supplement filed with the SEC on July 15, 2013. These factors are not necessarily all of the important factors that could cause the Company's or AngloGold Ashanti's actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, readers are cautioned not to place undue reliance on forward-looking statements.

        Neither the Company nor AngloGold Ashanti undertake any obligation to update publicly or release any revisions to these forward-looking statements to events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to the Company or AngloGold Ashanti or any person acting on its behalf are qualified by the cautionary statements herein.

 RISK FACTORS AND OTHER CONSIDERATIONS

        You should carefully consider the factors described below, and in the sections titled "Risk Factors" and "Recent Developments" in the Company's Preliminary Prospectus Supplement filed on July 15, 2013 (with such sections being incorporated by reference herein) and elsewhere in the reports filed by AngloGold Ashanti or by us with the SEC before making a decision to tender your Bonds in the Offer. This Offer to Purchase, including the documents incorporated herein by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offer to Purchase, including in the documents incorporated by reference into this Offer to Purchase.

Risks Related to the Offer

Upon consummation of the Offer, holders who tender their Bonds will lose their rights under the Bonds, including their rights to future interest and principal payments with respect to their Bonds, their rights to convert the Bonds into ADS and their rights as a creditor of the Issuer.

        If you tender your Bonds pursuant to the Offer, you will give up all of your rights as a holder of the Bonds, including rights to future payment of principal of and interest on the Bonds and you will cease to be a creditor of the Issuer. You will also be giving up the right to convert your Bonds into ADS in accordance with their terms. You will also give up the right to adjustments in the conversion rate for the Bonds in the event AngloGold Ashanti increases its dividend or engages in certain other transactions.

The Offer is subject to certain conditions.

        Until we announce that we have accepted tenders of Bonds for purchase in the Offer, no assurance can be given that the Offer will be completed. The consummation of the Offer is subject to the satisfaction of several conditions, including the Financing Condition. See "The Offer—Conditions of the Offer." In addition, subject to applicable law, we may terminate the Offer at any time prior to the Expiration Time. There can be no assurance that such conditions will be met, that we will not terminate the Offer, or that, in the event that the Offer is not consummated, the market value and liquidity of the Bonds will not be materially adversely affected.

The liquidity of any trading market that currently exists for the Bonds may be adversely affected by the Offer, and holders who do not tender their Bonds may find it more difficult to sell their Bonds.

        If a significant percentage of the Bonds are purchased in the Offer, the liquidity of the trading market for the Bonds, if any, after the completion of the Offer may be substantially reduced. Any Bonds purchased will reduce the aggregate principal amount of the Bonds outstanding. As a result, the Bonds may trade at a discount to the price at which they would otherwise trade if the Offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the Bonds may also make the trading prices of the Bonds more volatile. The trading market for the Bonds may become limited as a result of the Offer. We cannot assure you that an active market in the Bonds will be maintained, or as to the prices at which the Bonds may be traded after the Offer is consummated.

The failure to timely complete the Offer successfully could negatively affect the market price of the ADS and the trading price of the Bonds.

        Several conditions must be satisfied or waived before we may complete the Offer, including the Financing Condition and the conditions that no material adverse change to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects occurs prior to the

Expiration Time. In addition, to the extent permitted by law, we reserve the right to extend the Offer in our sole discretion. If the Offer is not timely completed, the market price of the ADS and the trading price of the Bonds may decline to the extent that such prices reflect the assumption that the Offer will be completed on the scheduled Expiration Time. In addition, to the extent that we extend the Offer, many of the risks described elsewhere in these "Risks Related to the Offer" may be exacerbated.

Holders are responsible for complying with the procedures for participating in the Offer.

        Holders are responsible for complying with all of the procedures for submitting Tender Instructions to the relevant Clearing Systems. Holders who wish to tender their Bonds for purchase should allow sufficient time for timely completion of the relevant submission procedures. None of the Company, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) assume any responsibility for informing holders of irregularities with respect to any such holder's Tender Instruction or for notifying the holder of any failure to follow the proper procedure.

        If Bonds are held through a broker, dealer, commercial bank, trust company or other nominee, such entity may require the relevant holder to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender for purchase the Bonds on the relevant holder's behalf on or prior to the Expiration Time.

Holders have the responsibility to consult their own tax, accounting, financial, legal and professional advisers before participating in the Offer.

        Holders should consult their own tax, accounting, financial, legal and professional advisers as they may deem appropriate regarding the tax, accounting, financial and legal consequences of participating or declining to participate in the Offer. This Offer to Purchase does not discuss any tax consequences for holders arising from the purchase by the Company of the Bonds and the receipt of any accrued interest other than certain United States federal income tax considerations. Holders are urged to consult their own professional advisers regarding any tax consequences under the laws of any relevant jurisdictions.

        None of the Dealer Managers, the Depositary and Information Agent or the Company (nor any director, officer, employee, agent or affiliate of any such person) is acting for any holder or will be responsible to any holder for providing any protections which might be afforded to its clients or for providing advice in relation to the Offer, and accordingly none of the Dealer Managers, the Depositary and Information Agent or the Company (nor any director, officer, employee, agent or affiliate of any such person) makes any recommendation whether holders should tender Bonds in the Offer.

Blocking of Bonds.

        When considering whether to tender Bonds in the Offer, holders should take into account that restrictions on the transfer of the Bonds by holders will apply from the time of such tender. A holder will, on tendering Bonds in the Offer, either (1) in the case of Bonds held in DTC, transfer such Bonds to the account established by the Depositary and Information Agent at DTC for receipt of tenders in the Offer or (2) in the case of Bonds held in Euroclear or Clearstream, agree that the relevant Bonds will be blocked in the relevant account at Euroclear or Clearstream, as applicable, from the date that the tender of such Bonds is made until the earlier of (i) the date on which the tender of the relevant Bonds is withdrawn (including their automatic revocation on the termination of the Offer) in accordance with the terms of the Offer and (ii) the time of settlement on the settlement date of the Offer.

Holders must comply with the Offer and Distribution Restrictions.

        Holders are referred to the offer and distribution restrictions in "Offer and Distribution Restrictions" and the acknowledgements, representations, warranties and undertakings in "Your Representation and Warranty; Our Acceptance Constitutes an Agreement," which holders will be deemed to make on tendering Bonds in the Offer. Non-compliance with these could result in, among other things, the cancellation of the Offer, non-acceptance of Tender Instructions, unwinding of trades and/or other penalties.

The Bonds may be acquired by the Company or its affiliates other than through the Offer.

        Whether or not the purchase of any Bonds pursuant to the Offer is completed, the Company or certain of its affiliates, may, to the extent permitted by applicable law (and, in the case of the Issuer, any applicable contractual restrictions), acquire Bonds other than pursuant to the Offer, including through open market purchases, privately negotiated transactions, tender offer, exchange offer or otherwise. Such purchases may be on such terms and at such prices as the Company or, if applicable, its affiliates may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration or otherwise on terms more or less favorable than those contemplated by the Offer.

Tendered Bonds are subject to minimum denominations.

        Holders may tender outstanding Bonds only in the minimum denomination of $100,000 and in integral multiples of $100,000 above such minimum denomination, except for Bonds of CUSIP No. 03512QAA5 which may be tendered in denominations of $1,000 or in integral multiples of $1,000 in excess thereof. If you hold an amount of Bonds which is not a multiple of $100,000 you should contact the Depositary and Information Agent. Holders who do not tender all of their Bonds should ensure that they retain a principal amount of Bonds amounting to the minimum denomination of $100,000 principal amount and multiples of $100,000 thereof. In the event that Bonds tendered are not accepted because the amount tendered by a holder is less than the minimum denomination (or for any other reason), such Bonds will be returned promptly following the expiration or termination of the Offer.

The Offer may be amended or terminated.

        Until the Company announces whether it has decided to accept valid tenders of Bonds pursuant to the Offer no assurance can be given that the Offer will be completed. This may depend upon the satisfaction or waiver of the conditions set forth in "The Offer—Conditions of the Offer," including the Financing Condition. In addition, subject to applicable law and as provided in this Offer to Purchase, the Company, may in its sole and absolute discretion, extend, re-open, amend or terminate the Offer at any time before such announcement and may, in its sole discretion, waive any of the conditions to the Offer either before or after such announcement.

 PRICE RANGE OF THE BONDS AND ADS AND DIVIDENDS

        The principal market on which the Bonds are traded is the Singapore Exchange Securities Trading Limited but there is no established reporting system for the Bonds. The principal market on which AngloGold Ashanti's ADS are traded is the New York Stock Exchange under the symbol "AU." The high and low prices per ADS as reported on the New York Stock Exchange are shown in USD in the following table:

	First Quarter		Second Quarter		Third Quarter				Fourth Quarter		Year
	High	Low	High	Low	High		Low		High	Low	High		Low
2013	31.32	23.41	23.29	13.16	14.97	(1)	12.44	(1)	—	—	31.32	(1)	12.44	(1)
2012	46.73	36.47	37.71	30.81	36.91		31.00		35.28	29.90	46.73		29.90
2011	49.80	43.04	51.09	39.91	48.01		41.03		48.83	39.67	51.09		39.91

(1)
Through July 24, 2013.

        On July 24, 2013, the last reported sale price of the ADS on the New York Stock Exchange was $13.74 per ADS.

        We urge you to obtain more current price information for the ADS and the Bonds during the Offer period.

Dividends

        AngloGold Ashanti's ADS paid a quarterly dividend of $0.0532 per ADS in the first and second quarters of 2013.

Book Value per ADS

        At March 31, 2013, book value per ADS was $23.55.

 THE OFFER

Principal Amount of Bonds; Price

        We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Bonds at a Purchase Price of $1,015 for each $1,000 principal amount of Bonds. In addition, holders will receive, in respect of their Bonds that are accepted for purchase, accrued and unpaid interest on such Bonds to, but excluding, the settlement date of the Offer. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

        Upon the terms and subject to the conditions of the Offer, all Bonds validly tendered in the Offer and not validly withdrawn will be accepted for purchase in the Offer. As of July 25, 2013, there was $732,500,000 aggregate principal amount of Bonds outstanding. The principal market on which the Bonds are traded is the Singapore Exchange Securities Trading Limited but there is no established reporting system for the Bonds. AngloGold Ashanti's ADS are listed on the New York Stock Exchange under the symbol "AU." On July 24, 2013, the last reported sale price of AngloGold Ashanti's ADS on the New York Stock Exchange was $13.74 per ADS.

Procedures for Tendering the Bonds

        All of the Bonds are held through the facilities of DTC, Euroclear and Clearstream and all of the Bonds are currently represented by one or more global certificates held for the account of DTC, Euroclear or Clearstream.

        You may tender your Bonds to the Depositary and Information Agent through DTC's ATOP or by submitting, or arranging to have submitted on your behalf, a valid Euroclear or Clearstream Tender Instruction, as applicable, in each case by following the procedures set forth below.

        We are not providing procedures for tenders of Bonds to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC, Euroclear or Clearstream, as applicable, on or prior to the Expiration Time. If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Time in order for such entity to tender Bonds on your behalf on or prior to the Expiration Time. Tenders not completed prior to the Expiration Time will not be accepted.

        Holders that need assistance with respect to the procedures for participating in the Offer should contact the Depositary and Information Agent, whose contact details are on the last page of this Offer to Purchase. We will only accept tenders of Bonds in the Offer which are made in accordance with the procedures set out in this section.

        If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Bonds prior to the Expiration Time in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

        In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the relevant Direct Participant holding the Bonds to tender those Bonds in the Offer to the Depositary and Information Agent prior to the Expiration Time.

        If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Time in order for such entity to tender Bonds on your behalf prior to the Expiration Time.

        You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

        If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee other than the Dealer Managers, you should ask your broker, dealer, commercial bank, trust company or other nominee if you will be charged a fee by them to tender your Bonds through such broker, dealer, commercial bank, trust company or other nominee.

Tenders of Bonds Held Through DTC

        To tender Bonds held through DTC, holders must comply with the ATOP procedures of DTC described below.

        No documents should be sent to us or the Depositary and Information Agent. An Agent's Message (as defined below) should be delivered only to the Depositary and Information Agent. The Depositary and Information Agent will not accept any tender materials other than the Agent's Message.

        By tendering Bonds pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Bonds is not effective, and the risk of loss of the Bonds does not pass to the Depositary and Information Agent, until receipt by the Depositary and Information Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Depositary and Information Agent prior to the Expiration Time.

        The Depositary and Information Agent will establish an account at DTC with respect to the Bonds for purposes of the Offer, and any financial institution that is a Direct Participant may make book-entry delivery of eligible Bonds by causing DTC to transfer such Bonds into the Depositary and Information Agent's account in accordance with ATOP procedures. There is no letter of transmittal for the Offer.

        The Depositary and Information Agent and DTC have confirmed that Bonds held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP. To effectively tender Bonds, Direct Participants should electronically transmit their acceptance through ATOP prior to the Expiration Time during the normal business hours of DTC, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary and Information Agent's account at DTC and send an Agent's Message to the Depositary and Information Agent for its acceptance. The confirmation of a book-entry transfer into the Depositary and Information Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary and Information Agent.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and Information Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent's Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase, and that we may enforce such agreement against such participant.

        If you desire to tender your Bonds through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the last date prior to the Expiration Time.

        Direct Participants tendering Bonds pursuant to the Offer will be deemed to consent to have DTC disclose their identity to the Depositary and Information Agent.

Tenders of Bonds Held Through Euroclear and Clearstream

        To tender Bonds held through Euroclear or Clearstream, holders must submit an electronic tender and blocking instruction to be sent to accountholders by each of Euroclear and Clearstream on or about the date of this Offer to Purchase informing accountholders of the procedures to be followed in order to participate in the Offer.

        Euroclear or Clearstream Tender Instructions must contain the following information:

        (a)   the event or reference number issued by Euroclear or Clearstream;

        (b)   the name of the Direct Participant and the securities account number in which the Bonds the holder wishes to tender are held;

        (c)   the ISINs of such Bonds;

        (d)   the principal amount of the relevant Bonds that a holder wishes to tender; and

        (e)   any other information as may be required by Euroclear or Clearstream and duly notified to the holder prior to the submission of the Euroclear or Clearstream Tender Instruction.

        Holders should ensure that Euroclear or Clearstream has received instructions (with which it has complied) to block such Bonds in the securities account to which they are credited from and including the day on which the electronic acceptance is submitted so that no transfers may be effected in relation to such Bonds at any time after such date. Bonds should be blocked from trading pending the settlement date of the Offer, valid revocation of such Euroclear or Clearstream Tender Instruction or termination of the Offer in accordance with the procedures of Euroclear and Clearstream and deadlines of Euroclear or Clearstream, as applicable.

        Direct Participants tendering Bonds pursuant to the Offer will be deemed to consent to have Euroclear or Clearstream disclose their identity to the Depositary and Information Agent.

General Provisions

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Bonds will be determined by us. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Bonds that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Bonds. A waiver of any defect of irregularity with respect to the tender of any Bond shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Bonds except to the extent we may otherwise so provide. We will interpret the terms and conditions of the Offer. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer. Tenders of Bonds shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Bonds, or will incur any liability to you for failure to give any such notification.

No Appraisal Rights

        No appraisal rights are available to holders of Bonds under applicable law in connection with the Offer.

Your Representation and Warranty; our Acceptance Constitutes an Agreement

        A tender of Bonds under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Bonds in the Offer, you are representing, warranting and agreeing that, among other things:

  •
  you have received a copy of this Offer to Purchase and agree to be bound by all the terms and conditions of the Offer and the Offer restrictions;

  •
  you have full power and authority to tender your Bonds;

  •
  you have assigned and transferred the Bonds to the Depositary and Information Agent and irrevocably constitute and appoint the Depositary and Information Agent as your true and lawful agent and attorney-in-fact to cause your Bonds to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

  •
  your Bonds are being tendered, and will, when accepted by the Depositary and Information Agent, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer;

  •
  you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and your obligations shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity;

  •
  you have full power and authority to tender, sell, assign and transfer the tendered Bonds;

  •
  you will, upon request, execute and deliver any documents deemed by the Depositary and Information Agent or the Company to be reasonably necessary or desirable to complete the sale, assignment and transfer of the Bonds tendered;

  •
  you are not a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable securities laws, you have not distributed or forwarded the Offer to Purchase or any other documents or materials relating to the Offer to any such person(s) and you have (before submitting, or arranging for the submission on your behalf, as the case may be, of the Tender Instruction or Agent's Message in respect of the Bonds you are tendering for purchase) complied with all laws and regulations applicable to it for the purposes of its participation in the Offer;

  •
  you acknowledge that you are solely liable for any taxes and similar or related payments imposed on you under the laws of any applicable jurisdiction as a result of its tendering Bonds pursuant to the Offer and agree that you will not and do not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Company, the Dealer Manager or the Depositary and Information Agent, or any of their respective directors, officers, employees, agents or affiliates, or any other person, in respect of such taxes and payments;

  •
  you acknowledges that you have a net long position in the Bonds being tendered within the meaning of Rule 14c-4 of the Exchange Act and the tender of such Bonds complies with Rule 14c-4;

  •
  you are not resident and/or located in the United Kingdom or, if you are resident and/or located in the United Kingdom, you are a person falling within the definition of investment professional (as defined in Article 19 of the Order) or a person who is a creditor or member of the Company or other person within Article 43 of the Order, or to whom the Offer may lawfully be communicated in accordance with the Order;

  •
  you are outside Belgium or, if you are located or resident in Belgium, you are a qualified investor referred to in Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, acting on its own account;

  •
  you are not resident and/or located in France, or you are resident and/or located in France, you are either (i) a provider of investment services relating to portfolio management for the account of third parties (personne fournissant le service d'investissement de gestion de portefeuille pour compte de tiers) and/or (ii) a qualified investor (investisseur qualifié) acting for its own account, other than an individual, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier;

  •
  you are not located or resident in Italy or, if you are located or resident in Italy, you are an authorized person or tendering Bonds through an authorized person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority;

  •
  if the Bonds tendered for purchase are accepted by the Company (i) the Purchase Price will be paid in U.S. dollars and will be deposited by or on behalf of the Company with DTC, Euroclear or Clearstream, as applicable, on the settlement date of the Offer; (ii) on receipt of such cash amounts, DTC, Euroclear or Clearstream, as applicable, will make payments promptly to the accounts of the relevant holders; and (iii) payment of such cash amounts to or to the order of DTC, Euroclear or Clearstream will discharge the obligation of the Company to such holder in respect of the payment of the cash amounts, and no additional amounts shall be payable to the holder in the event of a delay in the payment of such cash amounts by DTC, Euroclear or Clearstream, as applicable, or an intermediary to the holder;

  •
  you acknowledge that the Company has not provided guaranteed delivery procedures in conjunction with the Offer or under this Offer to Purchase or other material provided therewith;

  •
  in respect of any tender of Bonds it holds through Euroclear or Clearstream, Luxembourg (i) you hold and will hold, until the time of settlement on the settlement date of the Offer, the relevant Bonds in Euroclear or Clearstream, Luxembourg, as applicable, and such Bonds are blocked in the relevant Clearing System and, in accordance with the requirements of, and by the deadline required by, such Clearing System, you have submitted, or have caused to be submitted, the relevant Euroclear or Clearstream Tender Instruction to such Clearing System and it has authorized the blocking of the tendered Bonds with effect on and from the date of such submission so that, at any time pending the transfer of such Bonds on the settlement date of the Offer to the Company or to its agent on its behalf, no transfers of such Bonds may be effected; and (ii) you understand that, in the event of a withdrawal from or termination of the Offer, the Euroclear or Clearstream Tender Instructions with respect to such Bonds will be deemed to be withdrawn, and the relevant Bonds will be unblocked in the Direct Participant's clearing system account; and

  •
  you understand and agree that the Company, Issuer, AngloGold Ashanti, the Dealer Manager and the Depositary and Information Agent will rely upon the truth and accuracy of the foregoing representations, warranties and undertakings.

        Your custodian or nominee, by delivering, or causing to be delivered, the Bonds and a completed Tender Instruction is representing and warranting that you, as owner of the Bonds, have represented, warranted and agreed to each of the above.

        Our acceptance for purchase of Bonds tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Bonds if the Offer is not Completed

        If any validly tendered Bonds are not purchased because the Offer is not completed, such unpurchased Bonds will be returned without cost to the tendering holder promptly after the earlier of the termination of the Offer or the Expiration Time.

Backup Withholding and Information Reporting

        For a discussion of the material U.S. federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see "Material United States Federal Income Tax Consequences."

Withdrawal of Tenders

        Holders may withdraw validly tendered Bonds at any time prior to the Expiration Time, but not afterwards. If the Offer is terminated without any Bonds being purchased pursuant to the Offer, we will promptly return the Bonds tendered pursuant to the Offer to the tendering holder. Tendered Bonds may only be withdrawn in integral multiples of $100,000, except that Bonds of CUSIP No. 03512QAA5 which were tendered in denominations of $1,000 or in integral multiples thereof may be withdrawn in integral multiples of $1,000.

        Holders may not rescind their withdrawal of tenders of Bonds, and any Bonds properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Bonds may, however, be re-tendered by again following the procedures described herein at any time on or prior to the Expiration Time.

        Holders can withdraw the tender of their Bonds only in accordance with the procedures described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole and absolute discretion, which shall be final and binding. None of the Depositary and Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

  DTC

        For a withdrawal of Bonds to be effective, the Depositary and Information Agent must timely receive, prior to the Expiration Time, either an Agent's Message or a written or faxed notice of withdrawal specifying the name of the tendering holder, a description of the Bonds to be withdrawn, the amount of Bonds to be withdrawn and the number of the account at DTC to be credited with the withdrawn Bonds, and the holder must otherwise comply with DTC procedures.

        If the Bonds to be withdrawn have been delivered or otherwise identified to the Depositary and Information Agent, an Agent's Message or a signed notice of withdrawal is effective immediately upon receipt by the Depositary and Information Agent of the Agent's Message or written or faxed notice of such withdrawal even if re-transfer by DTC book-entry is not immediately effected.

        If a holder tendered its Bonds through a custodian or nominee and wishes to withdraw such Bonds, the holder will need to make arrangements for withdrawal with its custodian or nominee. The holder's ability to withdraw the tender of its Bonds will depend upon the terms of the arrangements it has made with its custodian or nominee and, if its custodian or nominee is not the DTC participant tendering those Bonds, the arrangements between its custodian or nominee and such DTC participant, including any arrangements involving intermediaries between its custodian or nominee and such DTC participant.

        Through DTC, the Depositary and Information Agent will return to tendering holders all Bonds in respect of which it has received valid withdrawal instructions on or prior to the Expiration Time promptly after it receives such instructions.

  Euroclear and Clearstream, Luxembourg

        Withdrawals of Bonds may only be effected by delivering a valid electronic withdrawal instruction to Euroclear or Clearstream, as applicable. To be effective, the withdrawal must be received by the Depositary and Information Agent not later than the Expiration Time or such earlier deadline as may be set by Euroclear or Clearstream.

Purchase of the Bonds; Payment of Purchase Price

        Upon the terms and conditions of the Offer, promptly following the Expiration Time, we will accept and pay the Purchase Price for Bonds (and any accrued and unpaid interest) and thereby purchase, all Bonds validly tendered and not validly withdrawn. Settlement of the Offer is expected to occur on or around August 23, 2013.

        For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Bonds that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary and Information Agent of our acceptance of such Bonds for purchase.

        We will pay the aggregate Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Bonds purchased pursuant to the Offer to an account designated by the Depositary and Information Agent, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

        We will not pay interest on the Purchase Price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Bonds regardless of any delay in making payment on the part of the Depositary and Information Agent or the relevant Clearing System. In addition, if certain events occur, we may not be obligated to purchase Bonds in the Offer. See the conditions of the Offer under "The Offer—Conditions of the Offer."

        We will pay all transfer taxes, if any, payable on the transfer to us of Bonds purchased under the Offer. If, however, (1) payment of the Purchase Price is to be made to any person other than the registered holder or (2) Bonds not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to purchase and pay for any Bonds tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Bonds, subject to applicable law, in particular Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the Bonds tendered promptly after the termination or withdrawal of a tender offer, if the Financing Condition or the General Conditions have not been satisfied or waived.

        The Offer is conditioned upon the completion of one or more financing transactions, including the Company's New Notes Offering, that result in net proceeds to us in an amount that is no less than the amount required to purchase all of the Bonds tendered pursuant to the Offer on terms reasonably satisfactory to us (the "Financing Condition").

        All of the "General Conditions" shall be deemed to have been satisfied on the Expiration Time, unless any of the following conditions shall have occurred and be continuing on or after the date of this Offer to Purchase and before the Expiration Time:

  •
  there shall have occurred:

  •
  any general suspension of trading in, or limitation on prices for, securities in the United States or Singaporean securities or financial markets;

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  a material impairment in the trading market for debt or convertible debt securities;

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  any suspension or limitation of trading of any of our securities in the over-the-counter market;

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

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  any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

  •
  any attack on, outbreak or escalation of hostilities or acts of terrorism involving, the United States or South Africa that would reasonably be expected to have a materially adverse effect on our or our affiliates' business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

  •
  any significant adverse change in the United States securities or financial markets generally, or in the worldwide market for gold, that, in our reasonable judgment, would have a material adverse effect on our or our affiliates' business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

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  there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

  •
  there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

    •
    there shall have occurred any tender offer with respect to some or all of the ADS, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

    •
    there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

    •
    there shall have occurred any development that would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

    •
    an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

    •
    the trustee for the Bonds objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Bonds.

        We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Bonds not previously accepted for purchase upon the occurrence of any of the events specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer including, but not limited to, the Financing Condition, in whole or in part, on or prior to the Expiration Time. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary and Information Agent, followed by a timely public announcement.

        These conditions are for our sole benefit, and we may assert or waive them in whole or in part at any or at various times in our sole discretion.

        All conditions to the Offer must be satisfied or waived prior to the Expiration Time. The Offer is not conditioned upon the tender of any minimum principal amount of Bonds.

Source and Amount of Funds

        The total amount of funds required to purchase all of the outstanding Bonds pursuant to the Offer is approximately $743.5 million assuming all Bonds are tendered, plus the accrued and unpaid interest from the last interest payment date to, but excluding, the settlement date of the Offer. In order to pay the Purchase Price for, and accrued and unpaid interest on, the Bonds validly tendered and accepted for payment pursuant to the Offer, we intend to use the net proceeds of one or more financing transactions, including the New Notes Offering. The timing, terms and size of any new financing transaction are subject to market and other conditions, and we cannot provide any assurance that any new financing transaction will be consummated at any specific time, or at all. The Company announced the launch of the New Notes Offering on July 15, 2013.

        The Offer is subject to the satisfaction or waiver of the Financing Condition and the additional general conditions discussed under "The Offer—Conditions of the Offer." There are no alternative financing arrangements or plans in the event that the Financing Condition is not met. Subject to Rule 14e-1(c) under the Exchange Act, if the Financing Condition is not satisfied, we will not be required to accept for purchase, or to pay for, any Bonds.

        If the Financing Condition is satisfied, we will promptly disclose this information, and we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act. The Offer to Purchase is not an offer to sell or a solicitation of an offer to buy any securities of ours, or any ADS, or any other security of any of our affiliates.

Extension of the Offer; Termination; Amendment

        We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Bonds by giving notice of such extension to the Depositary and Information Agent and making a public announcement of such extension. We also reserve the right, in our sole discretion, subject to applicable law, to terminate the Offer and not purchase or pay for any Bonds not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Bonds, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and Information Agent and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Bonds which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Bonds promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer—Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Bonds or by decreasing the principal amount of Bonds being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, as described under "—Announcements" below.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Bonds sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

  •
  otherwise increase or decrease the Purchase Price to be paid for the Bonds; or

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  decrease the principal amount of Bonds we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above.

        Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Bonds.

Announcements

        If we are required to make an announcement relating to an extension of the Expiration Time, to a waiver, amendment or termination of the Offer, or to acceptance for payment of the Bonds, we will do so as promptly as practicable, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        Announcements in connection with the Offer will be made by the issue of a press release through the relevant Reuters International Insider Screen and the Singapore Exchange Securities Trading Limited and by the delivery of notices to the relevant Clearing System for communication to Direct Participants. Copies of all such announcements, press releases and notices will also be available from the Depositary and Information Agent, the contact details for whom are on the last page of this Offer to Purchase. Delays may be experienced where notices are delivered to the relevant Clearing System and holders are urged to contact the Depositary and Information Agent for the relevant announcements relating to the Offer. In addition, holders may contact the Dealer Managers for information using the contact details on the last page of this Offer to Purchase.

Security Ownership

        Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries' directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Bonds during the 60 days prior to the date of this Offer to Purchase.

Brokerage Commissions

        A registered holder of Bonds that tenders its Bonds directly to the Depositary and Information Agent will not need to pay any brokerage fee or commission to us or the Depositary and Information Agent in connection with the tender of such Bonds. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Bonds through a broker, dealer, commercial bank, trust company or other nominee, you should ask your broker, dealer, commercial bank, trust company or other nominee if you will be charged a fee by them to tender your Bonds through such broker, dealer, commercial bank, trust company or other nominee.

Fees and Expenses

        We will bear the expenses of soliciting tenders of Bonds. The principal solicitation is being made by mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Bonds held by them as a nominee or in a fiduciary capacity.

No Recommendation

        None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) makes any recommendation to any holder of Bonds as to whether or not to tender any Bonds. None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent.

        Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

 OFFER AND DISTRIBUTION RESTRICTIONS

        This Offer to Purchase does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such offer or invitation or for there to be such participation under applicable laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Company, the Dealer Managers and the Depositary and Information Agent to inform themselves about and to observe any such restrictions.

United Kingdom

        The communication of this Offer to Purchase and any other documents or materials relating to the Offer has not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the "FSMA"). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21(1) of the FSMA on the basis that it is only directed at and may only be communicated to (1) those persons who are existing members or creditors of the Offeror or other persons within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom such documents and/or materials may lawfully be communicated in circumstances in which section 21(1) of the FSMA does not apply to the Company.

Belgium

        Neither this Offer to Purchase nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than "qualified investors" in the sense of Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, acting on their own account. This Offer to Purchase has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase may not be used for any other purpose or disclosed to any other person in Belgium.

France

        The Offer is not being made, directly or indirectly, to the public in France. Neither this Offer to Purchase nor any other documents or offering materials relating to the Offer, has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) acting for their own account, other than individuals, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier, are eligible to participate in the Offer. This Offer to Purchase has not been submitted to the clearance procedures (visa) of the Autorité des marchés financiers.

Italy

        None of the Offer, this Offer to Purchase or any other documents or materials relating to the Offer has been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa ("CONSOB"), pursuant to applicable Italian laws and regulations.

        The Offer is being carried out in the Republic of Italy ("Italy") as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the "Financial Services Act") and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the "CONSOB Regulation"). The Offer is also being carried out in compliance with article 35-bis, paragraph 7 of the CONSOB Regulation.

        Holders or beneficial owners of the Bonds located in Italy can offer the Bonds through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

        Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Bonds or the Offer.

Singapore

        Neither this Offer to Purchase nor any other documents or materials relating to the Offer has been or will be registered as a prospectus with the Monetary Authority of Singapore.

South Africa

        The Offer is not being made, directly or indirectly, to the public in South Africa. Accordingly, neither this Offer to Purchase nor any other documents or materials relating to the Offer has been or will be (i) registered as a prospectus in terms of the Companies Act No 71 of 2008 ("Companies Act"); and/or (ii) distributed, circulated or otherwise made available, directly or indirectly, to any person or entity in South Africa, other than to qualifying institutional investors who are persons or entities referred to in section 96(1)(a) of the Companies Act.

General

        Each holder participating in the Offer will be deemed to give certain representations in respect of the jurisdictions referred to above and generally as set out in "The Offer—Your Representation and Warranty; our Acceptance Constitutes an Agreement." Any tender of Bonds for purchase pursuant to the Offer from a holder that is unable to make these representations may be rejected. Each of the Company, the Dealer Managers and the Depositary and Information Agent reserves the right, in their absolute discretion, to investigate, in relation to any tender of Bonds for purchase pursuant to the Offer, whether any such representation given by a holder is correct and, if such investigation is undertaken and as a result the Company determines (for any reason) that such representation is not correct, such tender may be rejected.

 PURPOSE, EFFECTS AND PLANS

Purpose of the Offer

        The principal purpose of the Offer is to refinance the Bonds using the net proceeds of one or more financing transactions. On July 15, 2013, the Company announced the New Notes Offering by filing a preliminary prospectus supplement with the SEC. All or a portion of the proceeds from that offering may be used to pay some or all of the Purchase Price for the Offer. This Offer to Purchase does not constitute an offer with respect to the New Notes Offering.

Future Purchases

        Following completion of the Offer, we may repurchase additional Bonds that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Bonds that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Bonds outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Bonds other than pursuant to the Offer until ten business days after the Expiration Time, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Holders of the Bonds as a Result of the Offer

  Effects on the Holders of Bonds Tendered and Accepted in the Offer

        If your Bonds are tendered and accepted in the Offer, you will receive the Purchase Price of $1,015 per $1,000 principal amount of Bonds tendered and accepted, but will give up rights and obligations associated with ownership of such Bonds. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Bonds and the tender is accepted. The summary below does not purport to describe all of the terms of the Bonds and is qualified in its entirety by reference to the Trust Deed, dated as of May 22, 2009, with The Law Debenture Trust Corporation p.l.c., as trustee, (the "Trust Deed") with respect to the Bonds, which will be filed as an exhibit to the Schedule TO and which is incorporated herein by reference. See "Where You Can Find More Information."

        Cash Distributions.    If you continue to hold any Bonds after settlement of the Offer, you will be entitled under the terms of the Bonds to receive regular semi-annual interest payments at the rate of 3.50% per annum.

        Conversion Rights of Holders.    If you continue to hold any Bonds after settlement of the Offer, at any time prior to the close of business on the seventh scheduled trading business day immediately preceding May 22, 2014, the maturity date of the Bonds, you may convert your Bonds into ADS at a conversion rate of 21.0028 ADS per $1,000 principal amount of Bonds (which is equivalent to a conversion price of approximately $ 47.6126 per ADS), subject to adjustment in certain events in accordance with the terms of the Trust Deed. Your right to convert the Bonds is subject to the right of the Issuer to make an Alternative Settlement Election (as defined in the Trust Deed).

        Right to Require Repurchase Upon a Relevant Event or a De-listing Event.    If you continue to hold any Bonds after settlement of the Offer, upon the occurrence of a Relevant Event or a De-listing Event (as defined in the Trust Deed), we will be required to make an offer to purchase all of the Bonds at a purchase price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

  Effects on the Holders of Bonds not Tendered in the Offer

        The rights and obligations under the Bonds, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

        Following settlement of the Offer, any trading market for the remaining outstanding Bonds may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Bonds. Although you may be able to sell Bonds that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Bonds, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Bonds, and there can be no assurance that holders of the Bonds after the completion of the Offer will be able to find willing buyers for their Bonds after the Offer. See below under "—Effects of the Offer on the Market for Bonds."

Effects of the Offer on the Market for Bonds

        The principal market on which the Bonds are traded is the Singapore Exchange Securities Trading Limited. Our purchase of Bonds in the Offer will reduce the principal amount of Bonds and may reduce the number of holders of our Bonds.

        Following settlement of the Offer, any trading market for the remaining outstanding Bonds may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Bonds. You may be able to sell Bonds that you do not tender, although, we cannot predict or assure you the price at which you will be able to sell such Bonds, which may be higher or lower than the Purchase Price paid by us in the Offer. Settlement of the Offer will further reduce the liquidity of the Bonds, and there can be no assurance that holders of the Bonds after the completion of the Offer will be able to find willing buyers for their Bonds after the Offer.

Retirement and Cancellation

        Any Bonds not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Bonds validly tendered and accepted in the Offer will be retired and cancelled in due course.

Accounting Treatment of Repurchases of the Bonds in the Offer

        The Bonds have been accounted for in AngloGold Ashanti's financial statements as a short-term liability (debt) at their par value of $732.5 million. The consideration we pay for the Bonds will result in the extinguishment of our short-term liability with respect to such Bonds.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This summary is for general purposes only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Each holder (including any holder that does not tender its Bonds) is urged to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the sale of Bonds to the Company pursuant to the Offer.

Circular 230

        Any discussions of U.S. federal tax matters set forth in this Offer to Purchase were written in connection with the promotion and marketing by the Company of the Offer. Such discussions were not intended or written to be legal or tax advice to any person and was not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

        The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The following general discussion summarizes certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the sale of Bonds to us pursuant to the Offer. This discussion is limited to persons who are beneficial owners of the Bonds who hold the Bonds as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, taxpayers holding the Bonds through a partnership or similar pass-through entity or as part of a "straddle," "hedge" or "conversion transaction," certain U.S. expatriates or other former long-term residents of the United States or U.S. Holders that have a "functional currency" other than the U.S. dollar).

        If a partnership (including for this purpose an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Bond, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of the Offer.

U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences to a beneficial owner of a Bond that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation on a net income basis regardless of its source; or

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  a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes (each a "U.S. Holder").

        Sale of the Bonds Pursuant to the Offer.    A U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received for a Bond pursuant to the Offer (other than amounts attributable to accrued interest not yet taken into income, which will be taxed as ordinary income unless offset by amortized bond premium) and the U.S. Holder's adjusted tax basis in the Bond. A U.S. Holder's adjusted tax basis in a Bond generally will equal the cost of the Bond to such holder, increased by any market discount previously included in income with respect to the Bond, and reduced by the sum of (i) the amount of any interest which had accrued on the Bond, but had not yet been paid, at the time such U.S. Holder acquired the Bond and (ii) any bond premium previously amortized by the U.S. Holder with respect to the Bond and any prior principal payments received by such holder. U.S. Holders who did not acquire their Bonds by purchase should consult their tax advisors to determine their adjusted tax basis in and holding period for the Bonds.

        A Bond will be considered to have been acquired with market discount if the U.S. Holder purchased the Bond for an amount less than the Bond's stated principal amount, subject to a statutory de minimis exception. Market discount accrues on a ratable basis unless a U.S. Holder elects to accrue market discount on a constant-yield basis.

        Bond premium is generally the excess of the price at which a U.S. Holder purchased a Bond over the Bond's stated principal amount (except to the extent that such excess is attributable to the conversion feature of the Bond), which the U.S. Holder may elect to amortize against interest payable on the Bond based on a constant yield to maturity.

        Subject to the discussion below regarding market discount, gain or loss will constitute capital gain or loss. A U.S. Holder's capital gain or loss generally will be long-term capital gain or loss if such U.S. Holder has held the Bond for more than one year at the time of the sale. Special rules apply for determining whether U.S. Holders who did not acquire their Bonds by purchase are eligible for long-term capital gain or loss treatment. Long-term capital gain, in the case of non-corporate taxpayers, is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Gain recognized by a U.S. Holder with respect to a Bond that was acquired with market discount will be treated as ordinary income to the extent of accrued market discount not previously included in income with respect to the Bond.

        For foreign tax credit purposes, any capital gain recognized by a U.S. Holder who is a U.S. resident will generally be U.S. source income. Any gain recharacterized as ordinary interest under the market discount rules discussed above and any amounts attributable to accrued interest not yet taken into account in income will be treated as foreign source income, and should generally constitute passive category income. The foreign tax credit rules are complex, and U.S. Holders should consult their tax advisors to determine whether they may be eligible for foreign tax credits and, if they are eligible, how to compute their foreign tax credits.

        Medicare Surtax.    Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay an additional 3.8% Medicare surtax on, among other things, interest income and capital gains from the sale or other disposition of a Bond. U.S. Holders should consult their tax advisors as to the application of this additional surtax to their sale of Bonds pursuant to the Offer.

        Information Reporting and Backup Withholding.    Payments made to U.S. Holders pursuant to the Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Form W-9 to the withholding agent, certifying that such

Holder is a U.S. person, that the taxpayer identification number provided is correct and that such Holder is not subject to backup withholding. Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

        THE PRECEDING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF THE OFFER TO IT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

 DEALER MANAGERS AND DEPOSITARY AND INFORMATION AGENT

Dealer Managers

        The Company has retained Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. to act as Dealer Managers in connection with the Offer. The Dealer Managers may contact holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Bonds.

        The Company has agreed to pay the Dealer Managers a fee for their services as dealer managers in connection with the Offer. In addition, the Company will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of their legal counsel. The Company has also agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.

        At any given time, the Dealer Managers may trade the Bonds or other securities of the Issuer, the Company or AngloGold Ashanti for their own accounts or for the accounts of their customers and, accordingly, may hold a long or short position in the Bonds. The Dealer Managers may also tender in the Offer any Bonds that they may hold or acquire, but are under no obligation to do so.

        In the ordinary course of business, the Dealer Managers and their respective affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to AngloGold Ashanti and its subsidiaries, including the Company and the Issuer, for which they have received and will receive customary compensation. The Dealer Managers or their respective affiliates serve as underwriters on the Company's New Notes Offering, and may serve as underwriters in future financing transactions. Affiliates of the Dealer Managers also serve as lenders to AngloGold Ashanti or its affiliates under the $1.0 billion syndicated revolving credit facility, a $600 million syndicated revolving credit facility and a $750 million syndicated bridge loan facility and have, from time to time, entered into hedging transactions with AngloGold Ashanti and certain of its affiliates.

Depositary and Information Agent

        Global Bondholder Services Corporation has been appointed as the Depositary and Information Agent for the Offer. We have agreed to pay the Depositary and Information Agent reasonable and customary fees for its services and will reimburse the Depositary and Information Agent for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered and any questions and requests for assistance or request for additional copies of this Offer to Purchase should be directed to the Depositary and Information Agent at the address listed on the back cover of this Offer to Purchase. See "The Offer—Procedures for Tendering the Bonds."

Miscellaneous

        This Offer to Purchase will be transmitted to record holders of the Bonds and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the list of holders of the Bonds or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Bonds.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Bonds pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Bonds in such jurisdiction.

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "Where You Can Find More Information."

        None of us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent (or any of their respective directors, employees or affiliates) has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Issuer, AngloGold Ashanti, the Dealer Managers or the Depositary and Information Agent.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway—Suite 404 New York, New York 10006 Attention: Corporate Actions	By Facsimile Transmission: 212-430-3775 (for eligible institutions only) Attention: Corporate Actions To confirm receipt of facsimile by telephone: 212-430-3774	Banks and Brokers Call Collect: 212-430-3774 All Others Call Toll Free: +1-866-470-3900

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 404
New York, New York 10006
Attention: Corporate Actions
Banks and Brokers Call: 212-430-3774
Call Toll Free: +1-866-470-3900

Email: contact@gbsc-usa.com

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc. 390 Greenwich Street, 1st Floor New York, New York 10013 United States of America Attention: Liability Management Group	Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 United States of America Attention: Liability Management Group	Goldman, Sachs & Co. 200 West Street New York, New York 10282 United States of America Attention: Liability Management Group
Toll Free (US): +1-800-558-3745 Collect (US): +1-212-723-6106 Europe: +44-20-7986-8969 Email (Europe): liabilitymanagement.europe@citi.com	Toll-free (US): +1-855-287-1922 Collect (US): +1-212-250-7527 Telephone (Europe): +44-20-7545-8011 Email (Europe): liability.management@db.com	Toll Free (US): +1-800-828-3182 Collect (US): +1-212-902-6941 Europe: +44-20-7774-9862 Email (Europe): liabilitymanagement.eu@gs.com

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
TABLE OF CONTENTS
INDICATIVE TIMETABLE
SUMMARY TERMS OF THE OFFER
FORWARD-LOOKING STATEMENTS
RISK FACTORS AND OTHER CONSIDERATIONS
PRICE RANGE OF THE BONDS AND ADS AND DIVIDENDS
THE OFFER
OFFER AND DISTRIBUTION RESTRICTIONS
PURPOSE, EFFECTS AND PLANS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
DEALER MANAGERS AND DEPOSITARY AND INFORMATION AGENT